Exhibit 8.1

250 VESEY STREET • NEW YORK, NEW YORK 10281-1047 TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

[ ], 2018

Westinghouse Air Brake Technologies Corporation
1001 Air Brake Avenue
Wilmerding, Pennsylvania 15148-0001

Ladies and Gentlemen:

We have acted as counsel to Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Wabtec”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 20, 2018, by and among General Electric Company, a New York corporation (“GE”), Transportation Systems Holdings Inc., a Delaware corporation (“SpinCo”), Wabtec, and Wabtec US Rail Holdings, Inc., a Delaware corporation and direct wholly-owned subsidiary of Wabtec (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into SpinCo, with SpinCo surviving (the “Merger”).  The Merger and certain other related transactions and matters contemplated by the Merger Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Wabtec, which includes the prospectus-information statement relating to the Merger (the “Prospectus-Information Statement”).

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, and such other presently existing documents, information, records, and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have with your permission assumed for purposes of this opinion, without any independent investigation or examination thereof, (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and in the manner contemplated by the Registration Statement (including the Prospectus-Information Statement), and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Merger Agreement without any waiver, breach, or amendment thereof, (ii) the continuing truth and accuracy at all times through the effective time of the Merger of the statements, representations and warranties made by Wabtec, Merger Sub, GE, and SpinCo in the Merger Agreement and the Registration Statement (including the Prospectus-Information Statement), (iii) that the representations, covenants, and undertakings of Wabtec and GE set forth and described in their respective letters (the “Representation Letters”), each dated as of the date hereof and delivered to us for purposes of providing this opinion, are and will continue to be up to and through the effective time of the Merger, and thereafter as relevant, true, correct, complete, and complied with in all respects, (iv) that any statements, representations or warranties made “to the knowledge” or based on the belief or intention of any person or similarly qualified are true and accurate as of the date hereof, and will continue to be true and accurate at all times through the effective time of the Merger, without such qualification, and (v) that the conclusion described in Section 8.07(b)(iii) of the Merger Agreement is correct.  We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due and valid execution and delivery are a prerequisite to the effectiveness thereof.  In the event that any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied (including, but not limited to, the Representation Letters) is untrue, incorrect, incomplete, or not complied with in all respects, our opinion may be adversely affected and may not be relied upon.

Westinghouse Air Brake Technologies Corporation
[ ], 2018

This opinion is based on the Code, applicable Treasury regulations, administrative interpretations, and court decisions, each as in effect as of the date hereof.  These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below.  An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion set forth below.

This opinion addresses only U.S. federal income tax consequences of the Merger to holders of common stock of SpinCo that exchange their shares of such common stock for Merger Consideration (as defined in the Merger Agreement).  This opinion does not address the various U.S. state or local, non-U.S., or non-income tax consequences that may result from the Merger or the other transactions or matters contemplated by the Merger Agreement and does not address any U.S. federal income tax consequences of any transaction other than as set forth above.  In addition, no opinion is expressed as to any U.S. federal income tax consequences of the Merger or other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Merger Agreement, the Representation Letters, and the Registration Statement, we are of the opinion that for U.S. federal income tax purposes (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) each of Wabtec, Merger Sub, and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Prospectus-Information Statement constituting a part thereof, and any amendment thereto.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,